Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Summit Hotel Properties, Inc.
We consent to the incorporation by reference in the Registration Statement (Form S-8 expected to be filed on February 9, 2011) pertaining to the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan of our report dated March 21, 2008 related to the consolidated statements of operations, changes in members’ equity and cash flows of Summit Hotel Properties, LLC for the year ended December 31, 2007 included in the Registration Statement on Form S-11 (No. 333-168686) as amended, and the related Prospectus dated February 8, 2011 of Summit Hotel Properties, Inc. for the registration of its common stock, filed with the Securities and Exchange Commission.

/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
February 8, 2011